EXHIBIT 99.5

  FOR IMMEDIATE RELEASE

  For More Information

  CONTACT Bruce Entin:          408-433-4067

  CC95-23

  LSI LOGIC CORPORATION DECLARES
  TWO FOR ONE STOCK SPLIT


MILPITAS, California -- May 12, 1995 -- LSI Logic Corporation said today its board of directors approved a stock dividend in the form of a 2-for-1 stock split. The announcement was made here at the company's annual meeting.

The 2-for-1 split is effective May 23. Shareholders of record as of that date will receive one new share of common stock for every share held. The transfer agent will mail the new stock certificates on Wednesday, June 21, 1995.
Upon completion of the stock split, the company will have outstanding approximately 138 million shares on a fully diluted basis.

Wilfred J. Corrigan, chairman and chief executive of LSI Logic said, "LSI's stock was among the best-performing equities in 1994, and its year-to-date performance in 1995 reflects improved financial results and a robust business environment. The stock split announced today is intended to make the shares more accessible to a wide range of individual and institutional investors."

LSI Logic Corporation (NYSE:LSI), the system-on-a-chip company, is a leading supplier of custom high-performance semiconductors, with operations worldwide. The company enables customers to build complete systems on a single chip with its CoreWare(R) methodology, which increases performance, lowers system costs and accelerates time to market. LSI Logic develops application-optimized products in partnership with trendsetting customers, and operates leading-edge, high-volume manufacturing facilities to produce submicron chips. The company maintains a high level of quality, as demonstrated by its ISO 9000 certification. LSI Logic is headquartered at 1551 McCarthy Blvd., Milpitas, California 95035, 408/433-8000.